EXHIBIT 10.7

IN TOUCH MEDIA GROUP, INC.

SENIOR FINANCIAL OFFICERS

CODE OF ETHICS

GENERAL PHILOSOPHY

The chief executive officer and the chief accounting officer (collectively "Senior Financial Officers") are responsible for the integrity of In Touch Media Group, Inc.’s (In Touch) financial reporting and system of internal accounting and controls. The honesty, integrity and sound judgment of each Senior Financial Officer is fundamental to the reputation and success of In Touch.

While all employees, officers, and directors are required to adhere to the In Touch, Inc. Code of Ethics, the professional and ethical conduct of Senior Financial Officers is essential to the proper function and success of In Touch as a leading merchant services provider.

SENIOR FINANCIAL OFFICERS CODE OF ETHICS

To the best of their knowledge and ability, each Senior Financial Officer of In Touch must:

(i)          Act with honesty and integrity, avoid actual or apparent conflicts of interest in personal and professional relationships.

(ii)         Provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable.

(iii)        Comply with applicable laws, rules and regulations of federal, state, and local governments (both United States and foreign) and other appropriate private and public regulatory agencies.

(iv)        Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

(v)	Respect the confidentiality of information acquired in the course of employment.

(vi)        Share knowledge and maintain skills necessary and relevant to In Touch's needs.

(vii)       Proactively promote ethical and honest behavior within the In Touch environment.

(viii)      Assure responsible use of and control of all assets, resources and information of In Touch.

Each Senior Financial Officer is expected to adhere to the Code of Ethics for Senior Financial Officers at all times. The board of directors shall have the sole and absolute authority to approve any deviation or waiver from the Code of Ethics for Senior Financial Officers. Any waiver and the grounds for such waiver for a Senior Financial Officer shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K. Additionally, any change of this Code of Ethics for Senior Financial Officers shall be promptly disclosed to shareholders.